Pricing Supplement dated December 16, 2022	Rule 424(b)(2)
(To Prospectus dated January 22, 2021 and Prospectus	Registration No. 333-252342
Supplement dated August 25, 2022)

 $8,000,000,000

Toyota Motor Credit Corporation

IncomeDriver Notes®

Variable Denomination Floating Rate Demand Notes

Beginning December 16, 2022, the interest rate on the Notes will be 4.00%. Toyota Motor Credit Corporation reserves the right in its sole discretion to change the rate of interest at which the Notes will bear interest. Any change to the interest rate will be disclosed in a subsequent pricing supplement filed with the Securities and Exchange Commission.